EXHIBIT 3.7
AMENDMENT NO. 4 TO SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE PRODUCTS PARTNERS L.P.
This Amendment No. 4 dated effective as of February 26, 2019 (this “Amendment”) to the Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted by Enterprise Products Holdings LLC (formerly named EPE Holdings, LLC), a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).
RECITALS
WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 22, 2010, as amended by Amendment No. 1 thereto dated as of August 11, 2011, Amendment No. 2 thereto dated as of August 21, 2014 and Amendment No. 3 thereto dated as of November 28, 2017 (the “Partnership Agreement”); and
WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect (i) a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect or (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and
WHEREAS, the Board, for and on behalf of the General Partner, deems it in the best interests of the Partnership to adopt this Amendment and has determined that this Amendment reflects (i) a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect and/or (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act).
NOW, THEREFORE, pursuant to Section 13.1(d) of the Partnership Agreement, the Partnership Agreement is hereby amended as follows:
Section 1. Amendments.  Section 9.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:
9.3   Tax Controversies.  Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative under the Code, including, without limitation, binding the Partnership and its Partners with respect to tax matters; provided, however, that any imputed underpayments resulting from any adjustments of the type described in Section 6225 of the Code, and any Treasury Regulations promulgated thereunder, shall be paid by the Partnership in the “adjustment year” (as defined in such Section 6225(d)).  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative.

Section 2. Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3. Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
Section 4. Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 5. Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.
(Signature Page Follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.
GENERAL PARTNER:

ENTERPRISE PRODUCTS HOLDINGS LLC
(formerly named EPE Holdings, LLC)

By:  /s/ W. Randall Fowler
Name:  W. Randall Fowler
Title:    President and Chief Financial Officer

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